Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Carola Mengolini
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS RECORD THIRD QUARTER EARNINGS

MIAMI – October 25, 2018 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported third quarter results and narrowed its full year Adjusted EPS guidance to a range of $8.75 to $8.85 per share. This range includes a negative impact of approximately $0.10 per share due to a stronger dollar and higher fuel prices since the company's previous guidance. The company reported third quarter US GAAP earnings of $3.86 per share and adjusted earnings of $3.98 per share, beating the mid-point of previous guidance by $0.05 per share.

KEY HIGHLIGHTS

Third Quarter 2018 results:

•
US GAAP Net Income was $810.4 million or $3.86 per share and Adjusted Net Income was $836.3 million or $3.98 per share in 2018 versus US GAAP and Adjusted Net Income of $752.8 million or $3.49 per share in 2017.

•	Gross Yields were up 1.9% in Constant-Currency (up 1.0% As-Reported). Net Yields were up 2.6% in Constant-Currency (up 1.8% As-Reported).

•	Gross Cruise Costs per APCD increased 0.2% in Constant-Currency (down 0.2% As-Reported). Net Cruise Costs (“NCC”) excluding Fuel per APCD were down 0.1% in Constant-Currency (down 0.4% As-Reported).

Full Year 2018 Forecast:

•
Adjusted earnings are expected to be in the range of $8.75 to $8.85 per share. This range includes a negative impact of approximately $0.10 per share from currency and fuel and also includes Silversea's operations.

•	Net Yields are expected to increase 4.0% to 4.5% in Constant-Currency and approximately 4.5% As-Reported. These metrics include approximately 80 basis points from Silversea's operations.

•
NCC excluding Fuel per APCD are expected to be up approximately 4.5% in Constant-Currency (up 4.5% to 5.0% As-Reported). These metrics include approximately 140 basis points from Silversea's operations.

“While 2018 is proving to be another record year, 2019 is shaping up to be even better,” said Richard D. Fain, chairman and CEO. “I can’t recall ever starting a new year with such an exciting blueprint. Our brands are strong; our new ships are awesome; our existing ship upgrades are powerful; our tech is exciting; our people are psyched; and our other new products are opening new horizons.”

THIRD QUARTER 2018
US GAAP Net Income for the third quarter was $810.4 million or $3.86 per share and Adjusted Net Income was $836.3 million or $3.98 per share, beating the mid-point of the guidance by $0.05 per share. Last year, both US GAAP and Adjusted Net Income were $752.8 million or $3.49 per share.
Gross Yields were up 1.9% and Net Yields were up 2.6% in Constant-Currency, exceeding prior guidance due to strong close-in demand for our core products and better onboard revenues.

Gross Cruise Costs per APCD increased 0.2% in Constant-Currency. NCC excluding Fuel per APCD were down 0.1% in Constant-Currency, slightly higher than guidance, driven by timing.
Bunker pricing net of hedging for the third quarter was $538.57 per metric ton and consumption was 338,700 metric tons.

FULL YEAR 2018
The company expects full year Adjusted EPS to be in the range of $8.75 to $8.85 per share. This guidance now includes Silversea’s operations, which, as previously disclosed, will be accounted for on a three month lag. The transaction closed on July 31st 2018, therefore the results corresponding to August and September will be consolidated in the fourth quarter. As an ultra-luxury brand, Silversea’s revenues and expenses are both higher than the rest of the company. This will have an impact on some of the individual components of the income statement, but overall, Silversea's financial results are not expected to be material to our 2018 Adjusted Earnings per Share.
Since our last guidance, foreign exchange and fuel prices have continued to negatively impact the company’s results. Based on current rates, we expect these factors to cost the company approximately $0.10 per share in 2018 relative to the company's previous guidance. Since the beginning of the year, currency and fuel have impacted our expected earnings for both 2018 and 2019 by approximately $0.55 per share.

The company expects a Net Yield increase of 4.0% to 4.5% in Constant-Currency and approximately 4.5% As-Reported. These metrics include an approximately 80 basis point uplift from Silversea’s operations. In addition, the company’s third quarter outperformance together with booking strength for the fourth quarter are contributing to the increase in the full year Net Yield guidance.
NCC excluding Fuel per APCD are expected to be up approximately 4.5% in Constant-Currency and up 4.5% to 5.0% As-Reported. These metrics include approximately 140 basis points from Silversea’s operations. This updated guidance also reflects an increase in our costs related to the acceleration of technology investments.
Taking into account current fuel pricing, interest and currency exchange rates, and the factors detailed above, the company estimates 2018 Adjusted EPS will be in the range of $8.75 to $8.85 per share.
“2018 is shaping up to be another year of yield growth and record earnings,” said Jason T. Liberty, executive vice president and CFO. “As we enter 2019, we are particularly enthusiastic about the new projects that complement our core business such as Perfect Day at Cococay, the new terminal in Miami and Excalibur. These investments will help us deliver even greater vacations while generating higher yields and better returns.”

FOURTH QUARTER 2018
Constant-Currency Net Yields are expected to be up 6.5% to 7.0%. This metric includes approximately 350 basis points from Silversea’s operations.

NCC excluding Fuel in Constant-Currency are expected to increase 6.0% to 6.5%, which includes approximately 500 basis points from Silversea's operations. This updated guidance also reflects an increase in our costs related to technology investments.

Based on current fuel pricing, interest and currency exchange rates and the factors detailed above, the company expects fourth quarter Adjusted EPS to be in the range of $1.45 to $1.50 per share.

2019 OUTLOOK

The company is experiencing strong early booking trends for 2019. Booked load factors and rates are higher than same time last year across all core products while the booking window has continued to extend. The market response to Symphony of the Seas, Azamara Pursuit and Celebrity Edge has been excellent. While these ships are being introduced this year, 2019 will see the benefit of their full year of operations in various markets as they sail in both North America and Europe. These three vessels together with Spectrum of the Seas, which will be introduced in June 2019 in Shanghai, are supporting a solid outlook for 2019. While still early in the booking cycle, the view for 2019 is encouraging and the company expects another year of solid yield and earnings growth. Regarding Silversea's consolidation, as mentioned above, while the bottom line impact in the near term is expected to be immaterial, we expect higher average yields for the company and higher costs per berth.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS
Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices, the company has included $191 million and $706 million of fuel expense in its fourth quarter and full year 2018 guidance, respectively.

Forecasted consumption is 54% hedged via swaps for the remainder of 2018 and 51%, 39%, 18% and 5% hedged for 2019, 2020, 2021 and 2022, respectively. For the same five-year period, the annual average cost per metric ton of the hedge portfolio is approximately $434, $362, $379, $426 and $632, respectively.
The company provided the following fuel statistics for the fourth quarter and full year 2018:

FUEL STATISTICS	Fourth Quarter 2018	Full Year 2018
Fuel Consumption (metric tons)	354,900	1,349,600
Fuel Expenses	$191 million	$706 million
Percent Hedged (fwd. consumption)	54%	54%

The company provided the following guidance for the fourth quarter and full year 2018:

GUIDANCE	As-Reported Constant-Currency
Fourth Quarter 2018
Net Yields	5.5% to 6.0%	6.5% to 7.0%
Net Cruise Costs per APCD	5.0% to 5.5%	Approx. 5.5%
Net Cruise Costs per APCD ex. Fuel	Approx. 6.0%	6.0% to 6.5%
Full Year 2018
Net Yields	Approx. 4.5%	4.0% to 4.5%
Net Cruise Costs per APCD	Approx. 4.0%	3.5% to 4.0%
Net Cruise Costs per APCD ex. Fuel	4.5% to 5.0%	Approx. 4.5%

GUIDANCE	Fourth Quarter 2018	Full Year 2018
Capacity change	9.7%	4.0%
Depreciation and Amortization	$278 to $283 million	$1,032 to $1,037 million
Interest Expense, net	$88 to $93 million	$298 to $303 million
Adjusted EPS	$1.45 to $1.50	$8.75 to $8.85

SENSITIVITY	Fourth Quarter 2018
1% Change in Currency	$4 million
1% Change in Net Yields	$19 million
1% Change in NCC ex Fuel	$10 million
100 Basis pt. change in LIBOR	$6 million
10% Change in Fuel prices	$10 million

Exchange rates used in guidance calculations
GBP	$1.29
AUD	$0.71
CAD	$0.77
CNH	$0.14
EUR	$1.14

LIQUIDITY AND FINANCING ARRANGEMENTS
As of September 30, 2018, liquidity was $1.5 billion, including cash and the undrawn portion of the company's unsecured revolving credit facilities, net of our outstanding commercial paper borrowings. The company noted that scheduled debt maturities (excluding commercial paper) for the remainder of 2018, 2019, 2020, 2021 and 2022 are $0.3 billion, $1.6 billion, $1.3 billion, $0.8 billion and $1.4 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE
Based upon current ship orders, projected capital expenditures for full year 2018, 2019, 2020, 2021 and 2022 are $4.7 billion, $2.6 billion, $3.0 billion, $2.9 billion and $3.4 billion, respectively. Capacity changes for 2018, 2019, 2020, 2021 and 2022 are expected to be 4.0%, 8.6%, 4.2%, 8.6% and 8.0%, respectively. These figures do not include potential ship sales or additions that we may elect to make in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Earnings per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the weighted average or by the diluted weighted average of shares outstanding, as applicable, at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items include the impairment loss related to Skysea Holding, the impairment loss and other costs related to the exit of our tour operations business, transaction costs related to the Silversea Cruises acquisition and the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period which excludes canceled cruise days and drydock days. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs excluding Fuel on a “Constant-Currency” basis – i.e., as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses. For the periods presented, Gross Cruise Costs exclude the impairment loss and other costs related to the exit of our tour operations business, transaction costs related to the Silversea Cruises acquisition and the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards, which were included within marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and NCC excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our performance. For the periods presented, Net Cruise Costs exclude the impairment loss and other costs related to the exit of our tour operations business, transaction costs related to the Silversea Cruises acquisition and the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards, which was included within marketing, selling and administrative expenses.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see “Adjusted Measures of Financial Performance” below.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that controls and operates four global brands: Royal Caribbean International, Celebrity Cruises, Azamara Club Cruises and Silversea Cruises.  We are also a 50% joint venture owner of the German brand TUI Cruises and  a 49% shareholder in the Spanish brand Pullmantur Cruceros. Together these brands operate a combined total of 59 ships with an additional 15 on order as of September 30, 2018.  They operate diverse itineraries around the world that call on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.silversea.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitutes forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2018 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” and similar expressions are intended to help identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; our ability to obtain new borrowings or capital in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs; incidents or adverse publicity concerning the travel industry generally or the cruise industry specifically; concerns over safety, health and security aspects of traveling; unavailability of ports of call; the uncertainties of conducting business internationally and expanding into new markets and new ventures;

changes in operating and financing costs; the impact of foreign exchange rates, interest rate and fuel price fluctuations; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs associated with protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our recent quarterly report on Form 10-Q, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.
A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of (i) projected Total Revenues to projected Net Revenues, (ii) projected Gross Yields to projected Net Yields, (iii) projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs excluding Fuel and (iv) projected Net Income and Earnings per Share to projected Adjusted Net Income and Adjusted Earnings per Share because preparation of meaningful US GAAP projections of Total Revenues, Gross Yields, Gross Cruise Costs, Net Income and Earnings per Share would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs.  In addition, we are unable to determine the future impact of restructuring expenses or other non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with US GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Passenger ticket revenues	$2,042,911	$1,893,152	$5,141,125	$4,892,760
Onboard and other revenues	753,276	676,392	2,020,423	1,880,618
Total revenues	2,796,187	2,569,544	7,161,548	6,773,378
Cruise operating expenses:
Commissions, transportation and other	430,039	409,597	1,078,953	1,060,176
Onboard and other	171,028	157,041	412,805	395,472
Payroll and related	221,205	210,764	674,676	636,861
Food	133,324	126,223	381,349	369,198
Fuel	182,415	160,752	515,065	508,914
Other operating	273,353	253,892	838,946	780,257
Total cruise operating expenses	1,411,364	1,318,269	3,901,794	3,750,878
Marketing, selling and administrative expenses	325,167	273,637	975,451	874,957
Depreciation and amortization expenses	259,923	240,150	753,529	710,836
Operating Income	799,733	737,488	1,530,774	1,436,707
Other income (expense):
Interest income	5,831	4,693	26,662	16,756
Interest expense, net of interest capitalized	(86,510)	(73,233)	(236,252)	(230,182)
Equity investment income	95,169	85,120	168,232	120,359
Other (expense) income	(3,832)	(1,226)	5,923	(6,546)
	10,658	15,354	(35,435)	(99,613)
Net Income	$810,391	$752,842	$1,495,339	$1,337,094
Earnings per Share:
Basic	$3.88	$3.51	$7.08	$6.22
Diluted	$3.86	$3.49	$7.05	$6.19
Weighted-Average Shares Outstanding:
Basic	209,054	214,694	211,099	214,882
Diluted	209,928	215,824	211,973	215,905

Comprehensive Income
Net Income	$810,391	$752,842	$1,495,339	$1,337,094
Other comprehensive income (loss):
Foreign currency translation adjustments	(3,479)	5,889	(13,840)	14,210
Change in defined benefit plans	1,153	(1,990)	6,949	(6,280)
Gain on cash flow derivative hedges	36,946	230,245	110,576	381,660
Total other comprehensive income	34,620	234,144	103,685	389,590
Comprehensive Income	$845,011	$986,986	$1,599,024	$1,726,684

STATISTICS
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2018 (1)	2017	2018 (1)	2017
Passengers Carried	1,635,884	1,512,363	4,501,890	4,371,235
Passenger Cruise Days	11,103,471	10,189,900	30,942,320	30,100,035
APCD	9,923,690	9,214,470	28,242,132	27,646,779
Occupancy	111.9%	110.6%	109.6%	108.9%
(1) These amounts do not include Silversea Cruises due to the three-month reporting lag.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	September 30,	December 31, 2017
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$254,821	$120,112
Trade and other receivables, net	385,297	318,641
Inventories	152,157	111,393
Prepaid expenses and other assets	459,792	258,171
Derivative financial instruments	106,933	99,320
Total current assets	1,359,000	907,637
Property and equipment, net	22,599,589	19,735,180
Goodwill	1,374,923	288,512
Other assets	1,760,028	1,429,597
Total assets	$27,093,540	$22,360,926

Liabilities, Redeemable Noncontrolling Interest and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,528,613	$1,188,514
Commercial paper	998,835	—
Accounts payable	432,086	360,113
Accrued interest	94,977	47,469
Accrued expenses and other liabilities	859,948	903,022
Derivative financial instruments	46,801	47,464
Customer deposits	3,111,682	2,308,291
Total current liabilities	7,072,942	4,854,873
Long-term debt	7,646,988	6,350,937
Other long-term liabilities	497,705	452,813
Total liabilities	15,217,635	11,658,623
Commitments and contingencies
Redeemable noncontrolling interest	537,770	—
Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 235,808,807 and 235,198,901 shares issued, September 30, 2018 and December 31, 2017, respectively)	2,358	2,352
Paid-in capital	3,425,810	3,390,117
Retained earnings	10,093,892	9,022,405
Accumulated other comprehensive loss	(230,580)	(334,265)
Treasury stock (26,830,765 and 21,861,308 common shares at cost, September 30, 2018 and December 31, 2017, respectively)	(1,953,345)	(1,378,306)
Total shareholders’ equity	11,338,135	10,702,303
Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$27,093,540	$22,360,926

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended September 30,
	2018	2017
Operating Activities
Net income	$1,495,339	$1,337,094
Adjustments:
Depreciation and amortization	753,529	710,836
Impairment losses	33,651	—
Net deferred income tax (benefit) expense	(2,926)	516
Share-based compensation expense	63,420	52,469
Equity investment income	(168,232)	(120,359)
Amortization of debt issuance costs	31,656	37,562
Gain (loss) on derivative instruments not designated as hedges	41,397	(56,836)
Gain on sale of property and equipment	—	(30,902)
Gain on sale of unconsolidated affiliate	(13,680)	—
Recognition of deferred gain	(21,794)	—
Changes in operating assets and liabilities:
(Increase) decrease in trade and other receivables, net	(17,141)	16,245
Increase in inventories	(21,760)	(6,131)
(Increase) decrease in prepaid expenses and other assets	(76,471)	10,211
Increase in accounts payable	35,433	77,436
Increase in accrued interest	45,735	46,748
(Decrease) increase in accrued expenses and other liabilities	(15,856)	12,870
Increase in customer deposits	349,230	256,855
Dividends received from unconsolidated affiliates	241,697	107,267
Other, net	(6,243)	2,720
Net cash provided by operating activities	2,746,984	2,454,601
Investing Activities
Purchases of property and equipment	(2,509,127)	(387,335)
Cash received on settlement of derivative financial instruments	74,008	57,004
Cash paid on settlement of derivative financial instruments	(50,891)	—
Investments in and loans to unconsolidated affiliates	(15,194)	—
Cash received on loans to unconsolidated affiliates	49,501	31,633
Proceeds from the sale of property and equipment	—	230,000
Proceeds from the sale of unconsolidated affiliate	13,215	—
Acquisition of Silversea Cruises, net of cash acquired	(916,135)	—
Other, net	(3,989)	(9,313)
Net cash used in investing activities	(3,358,612)	(78,011)
Financing Activities
Debt proceeds	6,626,295	3,682,000
Proceeds from issuance of commercial paper notes	2,165,991	—
Debt issuance costs	(54,775)	(25,987)
Repayments of debt	(5,833,602)	(5,598,198)

Repayments of commercial paper notes	(1,171,000)	—
Purchases of treasury stock	(575,039)	(124,999)
Dividends paid	(381,465)	(309,162)
Proceeds from exercise of common stock options	4,206	2,499
Other, net	(14,857)	4,137
Net cash provided by (used in) financing activities	765,754	(2,369,710)
Effect of exchange rate changes on cash	(19,417)	467
Net increase in cash and cash equivalents	134,709	7,347
Cash and cash equivalents at beginning of period	120,112	132,603
Cash and cash equivalents at end of period	$254,821	$139,950
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$154,231	$147,789
Non-cash Investing Activities
Contingent consideration for the acquisition of Silversea Cruises	$44,000	$—

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended September 30,			Nine Months Ended September 30,
	2018	2018 On a Constant Currency Basis	2017	2018	2018 On a Constant Currency Basis	2017
Passenger ticket revenues	$2,042,911	$2,063,294	$1,893,152	$5,141,125	$5,108,688	$4,892,760
Onboard and other revenues	753,276	755,348	676,392	2,020,423	2,014,128	1,880,618
Total revenues	2,796,187	2,818,642	2,569,544	7,161,548	7,122,816	6,773,378
Less:
Commissions, transportation and other	430,039	433,532	409,597	1,078,953	1,073,614	1,060,176
Onboard and other	171,028	171,499	157,041	412,805	411,974	395,472
Net Revenues	$2,195,120	$2,213,611	$2,002,906	$5,669,790	$5,637,228	$5,317,730

APCD	9,923,690	9,923,690	9,214,470	28,242,132	28,242,132	27,646,779
Gross Yields	$281.77	$284.03	$278.86	$253.58	$252.21	$245.00
Net Yields	$221.20	$223.06	$217.37	$200.76	$199.60	$192.35

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended September 30,			Nine Months Ended September 30,
	2018	2018 On a Constant Currency Basis	2017	2018	2018 On a Constant Currency Basis	2017
Total cruise operating expenses	$1,411,364	$1,416,550	$1,318,269	$3,901,794	$3,887,179	$3,750,878
Marketing, selling and administrative expenses (2) (3)	299,259	300,694	273,637	942,855	935,760	874,957
Gross Cruise Costs	1,710,623	1,717,244	1,591,906	4,844,649	4,822,939	4,625,835
Less:
Commissions, transportation and other	430,039	433,532	409,597	1,078,953	1,073,614	1,060,176
Onboard and other	171,028	171,499	157,041	412,805	411,974	395,472
Net Cruise Costs	1,109,556	1,112,213	1,025,268	3,352,891	3,337,351	3,170,187
Less:
Fuel	182,415	182,415	160,752	515,065	515,065	508,914
Net Cruise Costs Excluding Fuel	$927,141	$929,798	$864,516	$2,837,826	$2,822,286	$2,661,273

APCD	9,923,690	9,923,690	9,214,470	28,242,132	28,242,132	27,646,779
Gross Cruise Costs per APCD	$172.38	$173.04	$172.76	$171.54	$170.77	$167.32
Net Cruise Costs per APCD	$111.81	$112.08	$111.27	$118.72	$118.17	$114.67
Net Cruise Costs Excluding Fuel per APCD	$93.43	$93.69	$93.82	$100.48	$99.93	$96.26
(2) For the nine months ended September 30, 2018, the amount does not include the impact of the change in accounting principle of $9.2 million related to the recognition of stock-based compensation expense and the impairment and other costs related to the exit of our tour operations business of $11.3 million.
(3) For the quarter and nine months ended September 30, 2018, the amounts do not include transaction costs related to the Silversea Cruises acquisition of $25.9 million and $30.6 million respectively.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)
Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):
	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Income	$810,391	$752,842	$1,495,339	$1,337,094
Adjusted Net income	836,299	752,842	1,551,278	1,337,094
Net Adjustments to Net Income - Increase	$25,908	$—	$55,939	$—
Adjustments to Net Income:
Impairment loss related to Skysea Holding	$—	$—	$23,343	$—
Impairment and other costs related to exit of tour operations business(4)	—	—	11,255	—
Transaction costs related to Silversea Cruises acquisition	25,908	—	30,579	—
Impact of change in accounting principle(5)	—	—	(9,238)	—
Net Adjustments to Net Income - Increase	$25,908	$—	$55,939	$—

Earnings per Share - Diluted	$3.86	$3.49	$7.05	$6.19
Adjusted Earnings per Share - Diluted	3.98	3.49	7.32	6.19
Net Adjustments to Earnings per Share	$0.12	$—	$0.27	$—

Adjustments to Earnings per Share:
Impairment loss related to Skysea Holding	$—	$—	$0.11	$—
Impairment and other costs related to exit of tour operations business(4)	—	—	0.06	—
Transaction costs related to Silversea Cruises acquisition	0.12	—	0.14	—
Impact of change in accounting principle(5)	—	—	(0.04)	—
Net Adjustments to Earnings per Share	$0.12	$—	$0.27	$—

Weighted-Average Shares Outstanding - Diluted	209,928	215,824	211,973	215,905
(4) In 2014, we created a tour operations business that focused on developing, marketing and selling land based tours around the world through an e-commerce platform. During the second quarter of 2018, we decided to cease operations and exit this business. As a result, we incurred exit costs, primarily consisting of fixed asset impairment charges and severance expense.
(5) In January 2018, we elected to change our accounting policy for recognizing stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards.